Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

EVP & Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH REVISES GUIDANCE FOR 2004

PRINCETON, N.J. – January 18, 2005 – Opinion Research Corporation (NASDAQ: ORCI), today announced that 2004 revenues are expected to be within the previously issued revenue guidance of $194 to $196 million but that it is reducing its 2004 net income guidance from $3.0 to $3.2 million or $0.46 to $0.50 per diluted share to $1.9 to $2.1 million or $0.29 to $0.32 per diluted share. These results include a second quarter 2004 refinancing-related charge which reduced net income by $1.6 million and diluted earnings per share by $0.26.

This revised guidance will result in a continuation of the positive trends in revenues and earnings reported in the prior quarters of 2004.

The reduced guidance for 2004 is primarily the result of cost increases on certain contracts in the US market research segment, as well as lower revenues and earnings in the teleservices segment, where demand in the fourth quarter was below expectations and historical fourth quarter levels.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.